QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 99.1

For Further Information:

Steve F. Scott President and CEO (310) 537-5444 sscott@advmatl.com	Gayle Arnold CFO (310) 537-5444 garnold@advmatl.com

FOR IMMEDIATE RELEASE:

ADVANCED MATERIALS GROUP ANNOUNCES
CHANGES IN MANUFACTURING AGREEMENT IN SINGAPORE

        RANCHO DOMINGUEZ, California, (June 23, 2003)—Advanced Materials Group, Inc. (NASD OTC Bulletin Board: ADMG.OB) announced today that there has been a change in its manufacturing agreement in Singapore.

        In January 1998, Advanced Materials Group, Inc. ("AMG") entered into a ten-year strategic manufacturing agreement in Singapore with Foamex Asia ("Foamex"), a subsidiary of Foamex International, Inc. The agreement provides for a five-year renewal period, however, there can be no assurance that the arrangement will be renewed. The terms of the agreement call for AMG to lease production equipment and provide certain technology to Foamex. Foamex, in turn, provides its manufacturing facilities and workforce to fabricate foam products at its Singapore facility. The manufacturing agreement has a profit sharing provision that changes annually.

        On June 20, 2003, the manufacturing agreement was amended to change the vendor of record for the customer supplied under the agreement from AMG to Foamex. Although this change will not affect the company's share of the profitability under the agreement, it will cause a significant reduction in its future reported revenues. Previously, AMG purchased the raw materials for the production of product and billed the end customer and therefore recognized the gross sales and cost of sales on its financials. Under the amended agreement, it will no longer purchase the raw materials or bill the end customer and will only recognize its portion of profit as revenue.

        Revenues as previously reported relating to the Singapore manufacturing agreement were $2,265,000 for the three-month period ended February 28, 2003 and $ 11,739,000 for the year ended November 30, 2002. Under the amended agreement, only our share of the profit would have been reported as revenue. The profits distributed to AMG pursuant to the Singapore manufacturing agreement were $197,000 for the three-month period ended February 28, 2003 and $1,206,000 for the year ended November 30, 2002.

        Advanced Materials Group CEO and President, Steve Scott said, "We believe this change is a real positive for the company. We will still maintain a share of the profits from the Singapore agreement, while significantly reducing our capital requirements, since we will no longer need to purchase raw materials 2 to 4 months in advance of realizing sales."

Some statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties. In addition to the factors discussed, the following are among other factors that could cause actual results to differ materially: general business conditions, competitive factors, concentration of sales in markets and customers, concentration of raw materials suppliers, delays or cancellations in orders, fluctuations in margins, timing of significant orders, and other risks and uncertainties outlined by management in the Company's most recent Form 10-K.

Advanced Materials Group, Inc. is a leading manufacturer and fabricator of specialty foams, foils, films and pressure-sensitive adhesive components for a broad base of customers in the computer, medical, automotive and aerospace industries both in the U.S. and abroad.

QuickLinks

ADVANCED MATERIALS GROUP ANNOUNCES CHANGES IN MANUFACTURING AGREEMENT IN SINGAPORE